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                                  EX-24.(a)
                                  Consent of Independent Accountants

                          CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 20, 1997 relating to the financial statements of Alpha Pro Tech, Ltd., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1996 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Salt Lake City, Utah

October 14, 1997